Exhibit 99.1

Cinedigm Announces Leadership Changes in Content Entertainment Group

Moves Follow Company’s Recent Agreement to Acquire OTT Streaming Leader Future Today

Los Angeles, CA, April 3, 2019 – Cinedigm (NASDAQ: CIDM) announced today leadership changes within the Company’s Content Entertainment Group to reflect the Company’s evolving focus on digital streaming and content aggregation following its recent announcement to acquire Future Today Inc., a leading OTT streaming video platform.

Bill Sondheim, the President of Cinedigm Entertainment Group, will be leaving Cinedigm to pursue outside entrepreneurial opportunities. He will continue to provide the Company with consulting services. Current Content Entertainment Group Executive Vice President Yolanda Macias and Senior Vice President Dan Coyle will now lead that group, leveraging their combined 50+ years of industry experience and leadership. These moves continue the Company’s efforts to streamline corporate structure and enhance management effectiveness and synergy.

With over 25 years of industry experience, Macías is responsible for acquiring global content rights and oversees digital distribution across all world-wide platforms.  Macias began her tenure at Cinedigm after the Gaiam Vivendi Entertainment acquisition in 2013.Previously, Macías held executive positions at DIRECTV, Technicolor and The Walt Disney Company. She was also honored as one of the Top 50 Women in Business by the Los Angeles Business Journal and as one of the Elite Women and Digital Drivers 2009 - 2018 in the home entertainment industry and received the Imagen Award for Powerful & Influential Latinos in Entertainment 2018.

Coyle joined Cinedigm Entertainment after the Company’s acquisition of Gaiam, Inc.’s Entertainment Unit in 2013. In his role as Senior Vice President of Sales, Dan is responsible for strategic planning and sales of physical media for the company’s huge catalog of premium independent film and television titles. Dan previously held the same position at Gaiam since 2005. Prior to Gaiam, he was Vice President of Retail Operations at Goodtimes Entertainment, which he joined in 1991 and helped launch the first VMI program in the video industry.

Sondheim commented; “I’d like to thank Cinedigm Chairman and CEO Chris McGurk for providing me with some incredible experiences and growth opportunities over the past five years. Chris has charted a smart and bold strategic direction for Cinedigm with his commitment to expand digital channels and the streaming business and I believe this will be an exciting next chapter as he leads Cinedigm into the future. I am excited to embark on this next stage in my career and look forward to revealing new plans in the near future.”

Last month Cinedigm announced a definitive agreement to acquire leading Advertising-Video-on-Demand OTT streaming platform (AVOD) company Future Today. Future Today owns and operates more than 700 content channels with more than 60 million app installs, and manages more than 200,000 film, television and digital content assets that currently receive more than 85 million video views per month in a variety of categories including entertainment, movies, food & lifestyle, animation, and kids. The acquisition increases Cinedigm’s OTT footprint to over 7.6 million Monthly Active Users and 67 million total app installs and is expected to be immediately accretive.

“The content distribution business is changing at a lightning pace and it is important that we continue our leadership position as the landscape shifts,” said McGurk. “We deeply value the importance of our home entertainment distribution business, and now that we have repositioned ourselves as a leading OTT streaming company, we believe all aspects of our business will benefit. We thank Bill for his efforts over the years to bring Cinedigm to this exciting new market position and we wish him the best for his new business endeavors. We remain deeply committed to our robust independent premium content distribution business and I am certain our efforts in that arena will continue their success under the leadership of Yolanda and Dan.”

ABOUT CINEDIGM

Since inception, Cinedigm (NASDAQ: CIDM) has been a leader at the forefront of the digital transformation of content distribution. Adapting to the rapidly transforming business needs of today’s entertainment landscape, Cinedigm remains a change-centric player focused on providing content, channels and services to the world’s largest media, technology and retail companies. Cinedigm’s Content and Networks groups provide original and aggregated programming, channels and services that entertain consumers globally across hundreds of millions of devices. For more information, visit www.cinedigm.com.

Press Contact for CIDM:

Jill Newhouse Calcaterra

310-466-5135

jcalcaterra@cinedigm.com